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                            COMMITTEE FOR A NEW NuMED


                   AN IMPORTANT MESSAGE TO THE STOCKHOLDERS OF
                          NuMED HOME HEALTH CARE, INC.


Dear Fellow NuMED Stockholders:

     The Committee for a New NuMED (the "Committee") is seeking to replace current members of the Board of Directors of NuMED Home Health Care, Inc. ("NuMED" or the "Company") with the Committee's nominees at the 1998 Annual Meeting of Stockholders scheduled to be held Thursday, January 28, 1999. The Committee's slate of five new directors is committed to reversing the dramatic decline in stockholder value that has occurred in your Company under the direction of Jugal K. Taneja and the incumbent Board of Directors.


                                 TANEJA MUST GO

     Under the control of Mr. Taneja, the Company has reported net losses totaling approximately $4.0 million from April 1, 1995 through September 30, 1998. The Company's net worth has declined from more than $10.0 million on March 31, 1996 to less than $6.0 million on September 30, 1998 -- a loss of more than 40% of stockholders' equity in little more than three years! While NuMED's fiscal performance was deteriorating, the Company awarded Mr. Taneja a lucrative compensation package and granted him the right to purchase 920,000 shares of NuMED stock. On top of that, to support Mr. Taneja, NuMED paid him $42,000 for food and lodging in 1997 and 1998. In addition, over the past six years, the Company has paid approximately $2.0 million, issued 40,000 shares of NuMED stock and granted options to purchase an additional 110,000 shares of NuMED to companies owned by or otherwise associated with Mr. Taneja.

TANEJA CONTINUES TO BENEFIT FROM THE COMPANY AT YOUR EXPENSE

     On November 23, 1998, Mr. Taneja stepped down as Chairman of the Board and Chief Executive Officer of the Company. However, Mr. Taneja still retains his seat on the Board of Directors. To obtain Mr. Taneja's "resignation," NuMED's Board entered into a severance agreement with Mr. Taneja that rewards him with $250,000 in cash and 744,680 shares of NuMED stock, an amount equal to 15.0% of the outstanding stock of the Company, and extends the term of all of his stock options and warrants for three years. Be careful! We believe that the Board entered into the severance agreement without a valid business reason, solely to entrench Mr. Taneja and his Board by diluting your vote at the Annual Meeting. The Company has said that this agreement means that Mr. Taneja has relinquished his position. Hardly. THE AGREEMENT SHOWS THAT MR. TANEJA IS STILL FIRMLY IN CONTROL OF YOUR COMPANY -- PERHAPS NOW MORE THAN EVER -- AND THAT HE WILL REMAIN SO UNLESS THE COMMITTEE'S NOMINEES ARE ELECTED.

TANEJA MANEUVERS TO RETAIN CONTROL OF THE COMPANY

     On December 1, 1998, the Board of Directors of NuMED filled three vacancies on the Board with William L. LaGamba and Paul A. Santostasi, who work for another of Mr. Taneja's companies, and Peggy A. Loesch, an employee of one of NuMED's divisions. Why did the Board suddenly decide to fill these vacancies, two of which have been open for well over a year? We believe that NuMED's directors made these appointments to pack the Board with people who answer only to Mr. Taneja and consolidate his control of the Company.


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     To make matters worse, NuMED has apparently "reclassified" Mr. Taneja so that he will not be up for election at the upcoming Annual Meeting. As you are aware, in 1996 the Board of Directors acted to insulate itself from stockholder disapproval by unilaterally amending the Company's By-laws to classify the members of the Board into three groups of two or three directors each, with terms expiring in alternating years. In a prior annual report, NuMED stated that "the term of office of Ms. Carmichael and Messrs. Taneja and Ottman expire at the 1998 Annual Meeting of Shareholders." Now, however, NuMED claims that its prior public filings were "unclear" and that Mr. Taneja will not be up for election until the 1999 Annual Meeting. We see things very clearly. We believe that this maneuver is another blatant attempt by Mr. Taneja to retain his seat on the Board of Directors and avoid accountability to the stockholders at the upcoming meeting where he faces a serious threat from the Committee and its supporters. We are soliciting your proxy to abolish the classified Board of Directors to provide for the annual election of all directors, which we believe is necessary to insure that all directors will be accountable to you, the stockholders, every year.

THE COMPANY HAS NOT CUT EXPENSES

     In a letter to the stockholders, Susan J. Carmichael, the Company's President and new Chief Executive Officer, indicated that NuMED has combined the positions of Chief Executive Officer and President into one position to "further decrease our overhead expenses." We fail to see how granting Mr. Taneja an excessive severance package and increasing Ms. Carmichael's compensation will reduce NuMED's overhead expenses.

THE COMMITTEE PRESCRIBES A CURE FOR NuMED

     To counter the Board's efforts to unfairly bias the results of the 1998 Annual Meeting in Mr. Taneja's favor, Turkey Vulture Fund XIII, Ltd. (the "Fund"), of which Mr. Richard M. Osborne, a member of the Committee, is the Manager, has brought an action against the Company and its directors seeking immediate injunctive relief to preserve the integrity of the proxy solicitation and voting at the upcoming election. The Fund is seeking a preliminary and permanent injunction barring Mr. Taneja from voting any of the shares issued to him as part of his severance agreement and enjoining NuMED from taking any additional action outside the ordinary course of business or from further postponing the date of the Annual Meeting. On December 30, 1998, the U.S. District Court in Tampa, Florida issued an order enjoining the NuMED Board from taking any actions outside of the ordinary course of business until further notice from the Court. We will continue to take all necessary steps to insure that the stockholders of NuMED have the opportunity to elect a new Board of Directors.

     We are pleased that the pressure we have placed on the Board has forced Mr. Taneja to step down as Chairman of the Board and Chief Executive Officer. However, the work of the Committee and of NuMED's stockholders is not done. Why has NuMED's Board failed to hold a stockholders' meeting for almost three years, instituted a classified board, rearranged the board classes and issued Mr. Taneja 15.0% of the outstanding stock of the Company? We believe the pattern is too clear to ignore. These actions show the Board's disdain for the democratic process and that it will continue to deny you your rights as stockholders to help Mr. Taneja maintain his grip on the Company. MR. TANEJA REMAINS A DIRECTOR. IT'S TIME FOR A CHANGE. THE ELECTION OF OUR NOMINEES WILL ALLOW US ONCE AND FOR ALL TO SEVER MR. TANEJA'S CONTROL OF THE COMPANY.


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                          THE COMMITTEE FOR A NEW NuMED

     The members of the Committee are Richard M. Osborne, J. Michael Gorman, Thomas J. Smith, Gary A. Lyons, and Louise B. Miller, individuals with substantial management experience, including managing publicly-traded and health-care related companies. As of the record date of the Annual Meeting, members of the Committee beneficially own 578,500 shares of NuMED's common stock, representing approximately 10.1% of the outstanding stock of the Company, or 11.6% if Mr. Taneja is not permitted to vote the shares granted to him in his severance package. All of these shares are owned by the Fund, and Mr. Osborne, as the sole Manager of the Fund, is considered to be their beneficial owner.

OUR TRACK RECORD

     Mr. Osborne has participated in restructuring and revitalizing many troubled companies, creating value for all stockholders. When management has worked with Mr. Osborne or followed his ideas for increasing stockholder value, his track record speaks for itself:

- Brandywine Realty Trust is a real estate investment trust trading on the New York Stock Exchange. In January 1996, Mr. Osborne bought more than 500,000 shares at a time when the stock was trading at $11.40 to $12.75 (adjusted for a 1-for-3 stock split). Mr. Osborne served on Brandywine's Board of Directors from February 1996 to August 1997. In August 1997, shares of Brandywine common stock were trading between $21.00 and $22.13 per share.

- Haverfield Corporation was a financial services holding company trading on the Nasdaq Stock Market. Mr. Osborne bought his first shares in November 1995 for $13.88 per share. As early as February 1996, Mr. Osborne began pressing management of Haverfield to take action to maximize stockholder value. On September 18, 1997, Haverfield merged into Charter One Financial, Inc. in a stock-for-stock exchange in which the stockholders of Haverfield received stock with a market value of approximately $29.00 per share.

- Pacific Gateway Properties, Inc. specializes in commercial real estate and trades on the American Stock Exchange. On March 12, 1997, Mr. Osborne began purchasing shares of common stock of Pacific Gateway for $3.99 per share. Mr. Osborne was appointed Chairman of the Board of Directors of Pacific Gateway in May 1997, at a time when Pacific Gateway stock was trading at prices between $4.88 and $5.50 per share. On December 31, 1998, Pacific Gateway common stock closed at $6.50 per share.

- Ceres Group, Inc. (formerly known as Central Reserve Life Corporation) is an insurance holding company trading on the Nasdaq Stock Market. In August 1997, Mr. Osborne began purchasing shares of Ceres at prices between $6.25 and $6.38 per share. In an effort to increase value for the stockholders, Mr. Osborne began discussing business strategies with Ceres management and other interested investors. In July 1998, the Fund invested an additional $3.2 million in Ceres. On July 3, 1998, Mr. Osborne was elected to serve on the Board of Directors of Ceres. On December 31, 1998, Ceres common stock closed at $10.38 per share.

- Mr. Osborne is Vice-Chairman of the Board and the largest stockholder of GLB Bancorp, Inc., a bank holding company, which initially offered its common stock to the public on May 19, 1998. GLB Bancorp has grown from total assets of approximately $19 million in 1994, when an investor group of which Mr. Osborne was a member acquired control of the company, to approximately $92 million as of September 30, 1998. GLB recently announced a merger with Maple Leaf Financial, Inc. that when closed would more than double the size of the bank holding company.


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-    Meridian Point Realty Trust '83 is a real estate investment trust trading on the Nasdaq SmallCap Market. After waging a successful proxy contest, Mr. Osborne was appointed Chairman of the Board and Chief Executive Officer of Meridian on September 28, 1998. Meridian plans, subject to stockholder approval, to convert from a finite-life to perpetual-life real estate investment trust to maximize stockholder value.

There is one fact common to these companies -- ALL of the stockholders benefited along with Mr. Osborne following his investment. Mr. Taneja's track record speaks equally clearly. From a high of $6.00 in May 1994, NuMED stock has plummeted to less than 30 CENTS on December 31, 1998 -- a loss of over 95%! While the value of your investment in NuMED was disappearing, Mr. Taneja continued to benefit from the Company at your expense.

     The foregoing is only a summary and is not a complete description of Mr. Osborne's investments and business activities. There is no assurance that the results of the companies listed above was attributable solely to the efforts of Mr. Osborne, that a continuing investment in the Company will be successful, or that Mr. Osborne's success in prior investments will be matched at NuMED if he and the Committee are able to secure a majority of the seats on the Board of Directors of the Company.

TOO LITTLE TOO LATE

     THE PLANS THAT THE COMPANY INCLUDED IN ITS PROXY STATEMENT ARE TOO LITTLE AND TOO LATE. THE CURRENT BOARD HAS FAILED TO PROTECT YOUR INVESTMENT FOR YEARS. ACT NOW. VOTE FOR THE COMMITTEE'S NOMINEES.


                THE ANNUAL MEETING IS JANUARY 28 -- DON'T DELAY!

     Your vote is important. No matter how many or how few NuMED shares you own, please mail us the BLUE proxy card today so that we will receive it prior to the January 28 Annual Meeting. Do not return the white proxy card sent to you by the Board of Directors of the Company. If you have already returned a Board of Directors' proxy card, you have every right to change your vote by signing and returning the Committee's BLUE proxy card. Only your most recent properly executed proxy will count at the Annual Meeting. Even if you mark "withhold" on the Board's white proxy card as a protest against the incumbent Board, your vote will not count for our nominees. You can only vote for our nominees on the BLUE proxy card. Make certain that your most recent proxy is the Committee's BLUE proxy card.

     If you own your NuMED stock in the name of a brokerage firm, your broker cannot vote your shares unless you provide him or her with your voting instructions. Please sign, date and return the BLUE proxy card in the envelope that your broker has provided to you.

     If you need assistance in voting your shares, please call our proxy solicitor, Beacon Hill Partners, Inc., at 1-800-755-5001. If you are a registered holder of NuMED shares, you may also fax both sides of your signed proxy card to Beacon Hill at 212-843-4384.

Sincerely,


THE COMMITTEE FOR A NEW NuMED                                  December 31, 1998